GRAUBARD MILLER
The Chrysler Building
405 Lexington Avenue
New York, New York 10174

April 27, 2011

Trio Merger Corp.
777 Third Avenue, 37th Floor
New York, New York 10017

Dear Sirs:

Reference is made to the Registration Statement on Form S-1 (“Registration Statement”) filed by Trio Merger Corp. (the “Company”), a Delaware corporation, under the Securities Act of 1933, as amended (“Act”), covering (i) 5,000,000 units (the “Firm Units”), each unit consisting of one share of the Company’s common stock, par value $.0001 per share (the “Common Stock”), and one warrant (“Warrant”) to purchase one share of Common Stock, representing a total of 5,000,000 shares of Common Stock and 5,000,000 Warrants (to purchase 5,000,000 shares of Common Stock), which the Company will sell to EarlyBirdCapital, Inc., as underwriter (the “Underwriter”), (ii) 750,000 units (the “Over-Allotment Units”), each unit identical to the units in the Firm Units, representing a total of 750,000 shares of Common Stock and 750,000 Warrants (to purchase 750,000 shares of Common Stock), which the Underwriter will have a right to purchase from the Company to cover over-allotments, if any, (iii) an option (the “Purchase Option”) to purchase up to 500,000 units (the “Purchase Option Units”), each unit identical to the units in the Firm Units, representing a total of 500,000 shares of Common Stock and 500,000 Warrants (to purchase 500,000 shares of Common Stock), which the Company will grant to the Underwriter and its designees, (iv) all of the Purchase Option Units issuable upon exercise of the Purchase Option, (v) all of the shares of Common Stock and Warrants included in the Firm Units, Over-Allotment Units and Purchase Option Units and (vi) all of the shares of Common Stock issuable upon exercise of the Warrants included in the Firm Units, Over-Allotment Units and Purchase Option Units.

We have examined such documents and considered such legal matters as we have deemed necessary and relevant as the basis for the opinion set forth below.  With respect to such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as reproduced or certified copies, and the authenticity of the originals of those latter documents.  As to questions of fact material to this opinion, we have, to the extent deemed appropriate, relied upon certain representations of certain officers and employees of the Company.

Based upon the foregoing, we are of the opinion that:

1.           The Firm Units and Over-Allotment Units, and the shares of Common Stock and Warrants included therein, when issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will be validly issued, fully paid and non assessable.

2.           The Warrants included in the Firm Units and the Over-Allotment Units, when duly executed and authenticated in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the shares of Common Stock issuable upon exercise of such Warrants, when issued and delivered against payment therefor in accordance with the Warrants and the applicable warrant agreement, will be validly issued, fully paid and non assessable.

3.           The Purchase Option, when duly executed and issued and delivered against payment therefor in accordance with and in the manner described in the Registration Statement, will constitute the legal, valid and binding obligation of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the Purchase Option Units issuable upon exercise of the Purchase Option, and the shares of Common Stock and Warrants included therein, when issued and delivered against payment therefor in accordance with the Purchase Option, will be validly issued, fully paid and non assessable.

4.           The Warrants included in the Purchase Option Units, when duly executed and authenticated in accordance with the Warrant Agreement and issued and delivered against payment therefor in accordance with the Purchase Option, will constitute legal, valid and binding obligations of the Company, enforceable against it in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief, or other equitable remedies; and the shares of Common Stock issuable upon exercise of such Warrants, when issued and delivered against payment therefor in accordance with the Warrants and the applicable warrant agreement, will be validly issued, fully paid and non assessable.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement, to the use of our name as your counsel and to all references made to us in the Registration Statement and in the Prospectus forming a part thereof.  In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations promulgated thereunder.

Very truly yours,

/s/ Graubard Miller